UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 23, 2007

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29454	77-0420182
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

740 Calle Plano, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  805-987-8741

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Per announcement made on February 16, 2007, the Company has appointed Mr. Jeffrey J. Kyle to succeed Mr. Paul E. Ross as the Company’s principal financial officer.  Mr. Kyle will officially assume the position and duties as the Company’s principal financial officer upon the departure of Mr. Ross, estimated to occur on or about March 19, 2007.

Mr. Kyle, age 45, is currently serving the Company as Vice President, Operations, in its Silicon Power Solutions business unit.  Mr. Kyle has been employed in that position with the Company since January, 2003.  Prior to joining the Company, Mr. Kyle served as Vice President of Operations, NAND products, SanDisk Corporation, a U.S. public company that designs, manufacturers and sells industry-standard flash memory data storage products, from 2001-2002, and as Vice President, Materials, SanDisk Corporation, from 1999-2001.

Mr. Kyle received a B. S. degree in Accounting and Finance from the University of Oregon in 1984, and has prior experience in both public accounting and corporate financial positions.

Mr. Kyle is currently paid a base salary of $206,410 per year, and received a discretionary bonus payment of $24,511 in February 2007 for 2006 services.   It is anticipated that Mr. Kyle’s base salary, bonus program eligibility, and other compensation arrangements will be adjusted at such time as he takes over formally as the Company’s principal financial officer.

Mr. Kyle is an “at will” employee. There is no employment agreement in effect for Mr. Kyle.  There have been no arrangements or understandings between Mr. Kyle and any other person regarding his selection and appointment to the office he holds with the Company.  There are no family relationships between Mr. Kyle and any other director or officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 23, 2007	POWER-ONE, INC.

	By:	/s/ Paul E. Ross
Paul E. Ross Vice President— Finance, Treasurer and Chief Financial Officer